Exhibit 99

         Praxair Reports First-Quarter EPS up 20% to 59 Cents

    DANBURY, Conn.--(BUSINESS WIRE)--April 27, 2005--Praxair, Inc. (NYSE:PX) reported record first-quarter net income of $195 million, versus $164 million earned in the first quarter of 2004. Diluted earnings per share grew 20% to 59 cents, compared to 49 cents in last year's quarter. Net income grew due to strong growth in sales and operating profit, partially offset by a slightly higher effective tax rate compared to the year-ago quarter.
    Sales in the quarter were $1,827 million, 19% above $1,531 million in the 2004 period. Operating profit grew 19% to $309 million from $260 million in 2004. Sales and operating profit were sharply higher in every geographic region, with the highest sales growth coming from global energy, metals and industrial manufacturing markets.
    "Sales were up significantly from last year and remained strong throughout the quarter despite a significant impact from refinery turnarounds," said Dennis H. Reilley, chairman and chief executive officer. "Most importantly, the level of new business activity and project awards is robust."
    In North America, sales in the first quarter of $1,115 million were up 16% from $960 million in the year-ago quarter. Operating profit grew to $166 million, from $149 million in the prior-year period. Growth was driven by higher sales to energy markets, including hydrogen for refining, and sales of products and services for oil and gas production.
    In Europe, sales grew 38% to $287 million in the quarter. Excluding the effect of a stronger euro, sales grew 32% due primarily to the purchase of an industrial gas business in Germany. Results from the German acquisition exceeded expectations, while growth in Spain and Italy began to slow. Operating profit grew 29% to $67 million, from $52 million in the year-ago quarter.
    In South America, sales of $245 million grew 23%, and 15% excluding currency effects. Underlying sales growth reflected higher volumes and higher pricing as compared to 2004, supported by growth in export and domestic industrial markets. Operating profit rose 34% to $43 million from $32 million in last year's quarter.
    Sales in Asia grew 12% to $122 million, from higher sales in China, India and Korea, driven by electronics and metals markets. Operating profit rose 29% to $22 million.
    Praxair Surface Technologies' sales in the quarter were $118 million, 6% above the prior year. Operating profit grew 10% to $11 million, reflecting higher volumes and strong cost control. Aviation repair markets continued to be difficult, but coatings for OEM aircraft engine parts and other industrial coatings have improved.
    Cash flow from operations in the quarter was $289 million, and capital expenditures were $165 million. The company made $31 million of net common stock repurchases, and the after-tax return-on-capital* ratio was 12.7% at the end of the quarter.
    For the second quarter of 2005, Praxair expects diluted earnings per share in the range of 60 cents to 62 cents, 13% to 17% above the prior year.
    For the full year of 2005, Praxair expects sales growth of 12% to 15%, and operating profit growth of 13% to 17%, versus 2004. Diluted earnings per share are expected to be in the range of $2.40 to $2.48. The average effective tax rate is expected to be about 26%. Full-year capital expenditures are expected to be in the range of $750 million to $800 million.
    Commenting on the business outlook, Reilley said, "We expect sales growth to continue throughout the year in most of our major end markets, and in all geographic regions. Our growing hydrogen and energy business, the contribution of our acquired business in Germany, and a strong pipeline of new contracts and projects under construction will add to earnings and cash-flow growth in 2006 and beyond," continued Reilley.
    Praxair is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2004 sales of $6.6 billion. The company produces, sells and distributes atmospheric and process gases, and high-performance surface coatings. Praxair products, services and technologies bring productivity and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others. More information on Praxair is available on the Internet at www.praxair.com.

    P-21/05

    *Non-GAAP measure: See Quarterly Financial Summary and Appendix:
Non-GAAP Measures

    Attachments: Statements of Income, Balance Sheets, Statements of Cash Flows, Segment Information, Quarterly Financial Summary and
Appendix: Non-GAAP Measures

    A teleconference on Praxair's first-quarter results is being held this morning, April 27, at 9:00 am Eastern Time. The number is (617) 614 -3670 -- Passcode: 78063695. The call also is available as a webcast at www.praxair.com/investors. Materials to be used in the teleconference are available on www.praxair.com/investors.

    The forward-looking statements contained in this announcement concerning demand for products and services, the expected macroeconomic environment, sales, margins, earnings growth rates, and other financial goals involve risks and uncertainties, and are subject to change based on various factors. These include the impact of changes in worldwide and national economies, the cost and availability of electric power, natural gas and other materials, development of operational efficiencies, changes in foreign currencies, changes in interest rates, the continued timely development and acceptance of new products and processes, the impact of competitive products and pricing, the impact of tax, accounting and other legislation, litigation, government regulation and the effectiveness and speed of integrating new acquisitions into the business.


                    PRAXAIR, INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF INCOME
             (Millions of dollars, except per share data)
                              (UNAUDITED)

                                                      Quarter Ended
                                                        March 31,
                                                   -------------------
                                                   2005 (a,b)    2004
                                                   ---------- --------

SALES                                                 $1,827   $1,531
Cost of sales                                          1,109      908
Selling, general and administrative                      245      204
Depreciation and amortization                            162      139
Research and development                                  20       19
Other income (expense) - net (c)                          18       (1)
                                                   ---------- --------
OPERATING PROFIT                                         309      260
Interest expense - net                                    42       37
                                                   ---------- --------
INCOME BEFORE INCOME TAXES                               267      223
Income taxes                                              69       56
                                                   ---------- --------
                                                         198      167
Minority interests                                        (7)      (6)
Income from equity investments                             4        3
                                                   ---------- --------
NET INCOME                                              $195     $164
                                                   ========== ========

PER SHARE DATA

Basic earnings per share                               $0.60    $0.50

Diluted earnings per share                             $0.59    $0.49

Cash dividends                                         $0.18    $0.15

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic shares outstanding (000's)                     323,818  326,394
Diluted shares outstanding (000's)                   329,669  331,573

(a) Consolidated 2005 sales for the quarter increased $5 million from the incremental contractual pass-through of higher on-site hydrogen raw material costs tied to natural gas prices, with minimal impact on operating profit compared to 2004.

(b) Consolidated 2005 sales for the quarter increased $47 million due to currency effects versus 2004.

(c) Other income (expense) - net in 2005 includes an $11 million net benefit related to a favorable settlement of a customer obligation partially offset by legal and insurance accruals.


                    PRAXAIR, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                         (Millions of dollars)
                              (UNAUDITED)

                                                March 31, December 31,
                                                  2005       2004
                                                --------- ------------
ASSETS
Cash and cash equivalents                            $26          $25
Accounts receivable                                1,264        1,231
Inventories                                          340          328
Prepaid and other current assets                     143          160
                                                --------- ------------
TOTAL CURRENT ASSETS                               1,773        1,744

Property, plant and equipment - net                5,886        5,946
Goodwill                                           1,532        1,551
Other intangibles - net                               82           88
Other assets                                         559          549
                                                --------- ------------
TOTAL ASSETS                                      $9,832       $9,878
                                                ========= ============

LIABILITIES AND EQUITY
Accounts payable                                    $541         $502
Short-term debt                                      420          454
Current portion of long-term debt                    188          195
Other current liabilities                            678          724
                                                --------- ------------
TOTAL CURRENT LIABILITIES                          1,827        1,875

Long-term debt                                     2,841        2,876
Other long-term liabilities                        1,292        1,294
                                                --------- ------------
TOTAL LIABILITIES                                  5,960        6,045

Minority interests                                   221          225
Shareholders' equity                               3,651        3,608
                                                --------- ------------
TOTAL LIABILITIES AND EQUITY                      $9,832       $9,878
                                                ========= ============


                    PRAXAIR, INC. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                         (Millions of dollars)
                              (UNAUDITED)

                                                         Quarter Ended
                                                           March 31,
                                                         -------------
                                                           2005  2004
                                                         ------- -----

OPERATIONS
  Net income                                               $195  $164
  Depreciation and amortization                             162   139
  Working capital                                           (60) (104)
  Long-term assets and liabilities and other                 (8)  (18)
                                                         ------- -----
     Net cash provided by operating activities              289   181
                                                         ------- -----

INVESTING
  Capital expenditures                                     (165) (124)
  Acquisitions                                               (2)    -
  Divestitures and asset sales                               13    14
                                                         ------- -----
     Net cash used for investing activities                (154) (110)
                                                         ------- -----

FINANCING
  Debt increase (decrease) - net                            (40)   26
  Issuance of common stock                                   61    66
  Purchases of common stock                                 (92) (123)
  Cash dividends                                            (58)  (49)
  Minority transactions and other                            (4)   (3)
                                                         ------- -----
     Net cash used for financing activities                (133)  (83)

Effect of exchange rate changes on cash and
 cash equivalents                                            (1)   (1)
                                                         ------- -----

Change in cash and cash equivalents                           1   (13)

Cash and cash equivalents, beginning-of-period               25    50
                                                         ------- -----

Cash and cash equivalents, end-of-period                    $26   $37
                                                         ======= =====


                    PRAXAIR, INC. AND SUBSIDIARIES
                          SEGMENT INFORMATION
                         (Millions of dollars)
                              (UNAUDITED)

                                                        Quarter Ended
                                                          March 31,
                                                       ---------------
                                                         2005    2004
                                                       ------- -------

 SALES
   North America (a)                                   $1,115    $960
   Europe (b)                                             287     208
   South America (c)                                      245     200
   Asia (d)                                               122     109
   Surface Technologies (e)                               118     111
   Elimination                                            (60)    (57)
                                                       ------- -------
        Total sales                                    $1,827  $1,531
                                                       ======= =======

 SEGMENT OPERATING PROFIT
   North America (a)                                     $166    $149
   Europe                                                  67      52
   South America                                           43      32
   Asia                                                    22      17
   Surface Technologies                                    11      10
                                                       ------- -------
        Total operating profit                           $309    $260
                                                       ======= =======

(a) North American 2005 sales for the quarter increased $5 million from the contractual pass-through of higher on-site hydrogen raw material costs tied to natural gas prices, with minimal impact on operating profit compared to 2004. Sales for the quarter increased $12 million due to currency effects versus 2004.

(b) European 2005 sales for the quarter include $67 million related to the acquisition of certain industrial gas assets and related businesses in Germany from Air Liquide S.A. Sales for the quarter increased $12 million due to currency effects versus 2004.

(c) South American 2005 sales for the quarter increased $15 million due to currency effects versus 2004.

(d) Asian 2005 sales for the quarter increased $5 million due to currency effects versus 2004.

(e) Surface Technologies 2005 sales for the quarter increased $3 million due to currency effects versus 2004.


                    PRAXAIR, INC. AND SUBSIDIARIES
                      QUARTERLY FINANCIAL SUMMARY
             (Millions of dollars, except per share data)
                              (UNAUDITED)

                                2005               2004
                             -------- --------------------------------
                                Q1       Q4      Q3      Q2      Q1
FROM THE INCOME STATEMENT
Sales                         $1,827   $1,786  $1,674  $1,603  $1,531
Cost of sales                  1,109    1,094   1,019     966     908
Selling, general and
 administrative                  245      240     218     207     204
Depreciation and amortization    162      154     145     140     139
Research and development          20       20      19      19      19
Other income (expenses) - net     18       11       7       3      (1)
                             -------- --------------------------------
Operating profit                 309      289     280     274     260
Interest expense - net            42       40      39      39      37
Income taxes                      69       60      61      55      56
Minority interests                (7)      (9)     (6)     (9)     (6)
Income from equity
 investments                       4        1       3       4       3
                             -------- --------------------------------
Net income                      $195     $181    $177    $175    $164
                             ======== ================================

PER SHARE DATA
Diluted earnings per share     $0.59    $0.55   $0.53   $0.53   $0.49
Cash dividends per share       $0.18    $0.15   $0.15   $0.15   $0.15
Diluted weighted average
 shares outstanding (000's)  329,669  330,851 331,919 330,897 331,573

FROM THE BALANCE SHEET
Total debt                    $3,449   $3,525  $2,887  $3,021  $2,843
Total capital (a)              7,321    7,358   6,462   6,405   6,177
Debt-to-capital ratio (a)       47.1%    47.9%   44.7%   47.2%   46.0%

FROM THE STATEMENT OF CASH FLOWS
Cash flow from operations       $289     $428    $382    $252    $181
Capital expenditures             165      243     161     140     124
Acquisitions                       2      676       5     248       -
Cash dividends                    58       49      49      48      49

OTHER INFORMATION
Number of employees           27,082   27,020  26,579  26,568  25,281
After-tax return on capital
 (ROC) (a)                      12.7%    12.7%   13.2%   13.5%   12.9%

SEGMENT DATA
SALES
-----
North America                 $1,115   $1,130  $1,085  $1,016    $960
Europe                           287      234     198     207     208
South America                    245      236     219     211     200
Asia                             122      134     123     121     109
Surface Technologies             118      116     109     111     111
Eliminations                     (60)     (64)    (60)    (63)    (57)
                             -------- --------------------------------
    Total                     $1,827   $1,786  $1,674  $1,603  $1,531
                             ======== ================================
OPERATING PROFIT
----------------
North America                   $166     $161    $157    $156    $149
Europe                            67       56      54      52      52
South America                     43       41      40      39      32
Asia                              22       24      20      19      17
Surface Technologies              11        7       9       8      10
                             -------- --------------------------------
    Total                       $309     $289    $280    $274    $260
                             ======== ================================

(a) Non-GAAP measure, see Appendix


                               APPENDIX
                           NON-GAAP MEASURES
                     (Dollar amounts in millions)
                              (UNAUDITED)

Definitions of the following non-GAAP measures may not be comparable to similar definitions used by other companies. Praxair believes that its debt-to-capital ratio is appropriate for measuring its financial leverage. The Company believes that its after-tax return on invested capital ratio is an appropriate measure for judging performance as it reflects the approximate after-tax profit earned as a percentage of investments by all parties in the business (debt, minority interests and shareholders' equity).

                                  2005               2004
                                 ------- -----------------------------
                                  Q1(a)     Q4     Q3     Q2     Q1
TOTAL CAPITAL
-------------
 Total debt                      $3,449   $3,525 $2,887 $3,021 $2,843
 Minority interests                 221      225    206    203    198
 Shareholders' equity             3,651    3,608  3,369  3,181  3,136
                                 -------  ----------------------------
  Total Capital                  $7,321   $7,358 $6,462 $6,405 $6,177
                                 =======  ============================

DEBT-TO-CAPITAL RATIO              47.1%    47.9%  44.7%  47.2%  46.0%
---------------------            =======  ============================


AFTER-TAX RETURN ON CAPITAL (ROC)
---------------------------------

 Operating profit                  $309     $289   $280   $274   $260
 Less: reported taxes               (69)     (60)   (61)   (55)   (56)
 Less: tax benefit on interest
  expense                           (11)     (10)   (10)   (10)    (9)
 Add: income from equity
  investments                         4        1      3      4      3
                                 -------  ----------------------------
 Net operating profit after-tax
  (NOPAT)                          $233     $220   $212   $213   $198

 Beginning capital               $7,358   $6,462 $6,405 $6,177 $6,099
 Ending capital                  $7,321   $7,358 $6,462 $6,405 $6,177
 Average capital                 $7,340   $6,910 $6,434 $6,291 $6,138

 ROC %                              3.2%     3.2%   3.3%   3.4%   3.2%

  ROC % (annualized)               12.7%    12.7%  13.2%  13.5%  12.9%
                                 =======  ============================

(a) ROC was reduced by 1.0% for the 2005 first quarter as a result of the German and Home Care Supply acquisitions.

    CONTACT: Praxair, Inc.
             Media:
             Susan Szita Gore, 203-837-2311
             susan_szita-gore@praxair.com
              OR
             Investors:
             Elizabeth Hirsch, 203-837-2354
             liz_hirsch@praxair.com